EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the registration statements of Simulations Plus, Inc. on Form S-8 (333-197681 and 333-142882) of our report dated April 7, 2014 relating to the financial statements of Cognigen Corporation for the years ended December 31, 2013 and 2012 included in this Current Report on Form 8-K/A.

/s/ Tranconi Segarra & Associates

Tronconi Segarra & Associates LLP

Williamsville, New York

November 14, 2014